JOINDER TO FUND ACCOUNTING AGREEMENT
This JOINDER TO FUND ACCOUNTING AGREEMENT (this “Joinder”), is made and entered into, as of this [  ] day of [  ], 2021, by and between MUFG Investor Services (US), LLC (“MUIS”) and Guggenheim Active Allocation Fund (the “Trust”).

RECITALS

WHEREAS, Rydex Fund Services, LLC (“RFS”) and Guggenheim Strategic Opportunities Fund (“GOF”) entered into a certain Fund Accounting Agreement, dated as of June 1, 2013 (as amended, restated, supplemented or otherwise modified, the “Existing Agreement”) pursuant to which RFS agreed to provide certain services to GOF;

WHEREAS, Mitsubishi UFJ Trust and Banking Corporation acquired RFS on October 4, 2016 and RFS was renamed “MUIS”;
WHEREAS, MUIS agreed to continue providing the services to GOF as set forth in, and subject to the terms of, the Existing Agreement, as previously amended; and
WHEREAS, the Trust desires to join in the Existing Agreement and MUIS acknowledges and consents to such joinder pursuant to the terms herein;
NOW THEREFORE, in consideration of the premises and the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1. Joinder.  The Trust hereby joins in the Existing Agreement as a party thereto and (i) makes all covenants and agreements of MUIS therein, with respect to the Trust, (ii) is entitled to the benefit of and to enforce all rights, representations, warranties, covenants, agreements and obligations owed to MUIS under the Existing Agreement and (iii) agrees to be bound by the Existing Agreement as if it was a party thereto on the date the same was executed.  The obligations of MUIS, the Trust and GOF under the Existing Agreement are not joint, but are several, as to its own Assets.
2. Term.  This Joinder shall become effective as of the date hereof and shall continue in effect for the remaining term of the Existing Agreement, unless sooner terminated.
3. Severability.  In case any provision of this Joinder shall be invalid, illegal, or unenforceable, such provision shall be deemed to have been modified to the extent necessary to make it valid, legal, and enforceable.  The validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
4. No Modification Except in Writing.  None of the terms of this Joinder may be modified, waived, altered, amended, supplemented, extended, consolidated, replaced, exchanged or otherwise changed except by an instrument in writing duly executed by all of the parties hereto.

5. Miscellaneous.  The Trust confirms and ratifies the terms and provisions of the Existing Agreement and agrees that the Existing Agreement remains in full force and effect as of the date hereof.
6. Counterparts. This Joinder may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.  The parties agree that this Joinder, any documents to be delivered pursuant to this Joinder and any notices hereunder may be transmitted between them by email and/or by facsimile.  The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.  The original documents shall be promptly delivered, if requested.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Joinder to be executed by their respective duly authorized representatives as of the date and year first set forth above.

MUFG INVESTOR SERVICES (US), LLC
By: _____________________
Name:
Title:

GUGGENHEIM ACTIVE ALLOCATION FUND
By: ____________________
Name:
Title: